Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Resideo Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	24,500,000(1)	$20.61 (2)	$504,945,000 (2)	0.00014760	$74,529.88	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$504,945,000		$74,529.88

	Total Fees Previously Paid							—

	Total Fee Offsets(3)							—

	Net Fee Due							$74,529.88

(1)

The amount registered consists of up to 24,500,000 shares of the registrant’s common stock, par value $0.001 per share (“common stock”), registered for resale by the selling stockholder named in this registration statement. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions or pursuant to the antidilution provisions of the shares covered by this registration statement.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of the registrant’s common stock, as reported on the New York Stock Exchange on July 12, 2024, which was $20.61 per share.

(3)	The registrant does not have any fee offsets.